UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 25, 2011

Concho Resources Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33615	76-0818600

(Commission File Number)	(I.R.S. Employer Identification No.)

550 West Texas Avenue, Suite 100
Midland, Texas	79701

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (432) 683-7443
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On April 25, 2011, Concho Resources Inc. (the “Company”) has entered into a Sixth Amendment (the “Sixth Amendment”) to its Amended and Restated Credit Agreement, with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Amended and Restated Credit Agreement”).
          The Sixth Amendment extends the maturity of the Company’s credit facility under the Amended and Restated Credit Agreement from July 31, 2013 to April 25, 2016. In addition, the Sixth Amendment increases the borrowing base under the Amended and Restated Credit Agreement from $2.0 billion to $2.5 billion. In connection with the borrowing base increase, the Sixth Amendment provides the Company with the ability to increase the maximum size of the credit facility from the existing $2.0 billion up to a maximum of $2.5 billion from time to time, subject to the lenders agreeing to provide any increased commitments. The Sixth Amendment also modifies the interest rate spreads for the Company’s borrowings under the Amended and Restated Credit Agreement as follows:

Type	Prior Range	New Range
Eurodollar borrowings	2.00% to 3.00%	1.50% to 2.50%
ABR borrowings	1.125% to 2.125%	0.50% to 1.50%
Unused commitment fee	0.50%	0.375% to 0.50%
          The Sixth Amendment provides for certain modifications with respect to acquisitions by the Company. Specifically, the Sixth Amendment: (i) modifies the calculation of the Company’s Consolidated Leverage Ratio by utilizing the Company’s Consolidated EBITDAX after giving pro forma effect to acquisitions or divestitures in excess of $25 million; and (ii) provides the Company with the flexibility to enter into additional hedges in contemplation of acquisitions, subject to a limit equal to the lesser of (x) 150% of the hedged volumes allowed prior to the acquisition and (y) the maximum volume allowed to be hedged after giving pro forma effect to the contemplated acquisition.
          Finally, the Sixth Amendment increases the limit on the Company’s aggregate outstanding senior unsecured notes from $900 million to $1.9 billion and allows the Company to issue additional senior unsecured notes prior to May 1, 2012 without any reduction in the borrowing base as a result of the issuance of such notes. After May 1, 2012, any issuance of senior unsecured notes will result in a reduction in the borrowing base equal to the lesser of (i) $0.30 for every dollar of senior unsecured notes issued by the Company or (ii) such other amount as determined by two-thirds of the lenders upon any such issuance.
          The foregoing description of the Sixth Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Sixth Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          The information set forth under Item 1.01 concerning the Sixth Amendment is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
          (d) Exhibits

Exhibit Number	Description
10.1	Sixth Amendment to Amended and Restated Credit Agreement, dated as of April 25, 2011, among Concho Resources Inc. and the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCHO RESOURCES INC.

Date: April 27, 2011	By:	/s/ C. WILLIAM GIRAUD
	Name:	C. William Giraud
	Title:	Senior Vice President — General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Sixth Amendment to Amended and Restated Credit Agreement, dated as of April 25, 2011, among Concho Resources Inc. and the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.